Exhibit 4.1
CERTIFICATE OF DESIGNATIONS
2007 SERIES A 8% CONVERTIBLE PREFERRED STOCK
(Par Value $.001 Per Share)
of
GREENHUNTER ENERGY, INC.

Pursuant to Section 151
of the Delaware General Corporation Law

     We, Michael K. Studer, President and Morgan F. Johnston, Sr. Vice President and Secretary, of GreenHunter Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on March 9, 2007 duly adopted the following preamble and resolution establishing and creating a series of 12,500 shares of Preferred Stock, par value $.001 per share, of the Corporation, designated “2007 Series A 8% Convertible Preferred Stock”:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.001 per share, of the Corporation is hereby created, and that the designation and number of shares thereof and the voting powers, designations, preferences, limitations, restrictions and relative rights thereof are as follows:
     Section 1. Designation, Number of Shares and Stated Value of 2007 Series A 8% Convertible Preferred Stock. There is hereby authorized and established a series of Preferred Stock that shall be designated as “2007 Series A 8% Convertible Preferred Stock” (hereinafter referred to as “Series A 8% Preferred”), and the number of shares constituting such series shall be 12,500. Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series A 8% Preferred then issued and outstanding, by resolution adopted by the full Board of Directors. The “Stated Value” per share of the Series A 8% Preferred, shall initially be equal to One Thousand Dollars ($1,000.00), as it may be adjusted from time to time pursuant to the terms hereof.
     Section 2. Definitions. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:
     “10-Day Average Price” per share of Common Stock, for purposes of any provision herein at the date specified in such provision, shall mean the average closing price of the Common Stock on the Market on which the Common Stock is listed or quoted for the ten day period immediately prior to such date in question.
     “Affiliate” shall mean, with respect to any person, any other person that directly or indirectly controls or is controlled by or is under complete control with such person. For the purposes of this definition, “control” when used with respect to any person means the ownership of at least a majority of the issued and outstanding voting securities or capital interests of such person.
     “Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, officer, consultant or director for services provided to the Corporation.
     “Bloomberg” means Bloomberg Financial Markets.

     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to close.
     “Closing Bid Price” and “Closing Sale Price” shall mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on its Market, as reported by Bloomberg, or, if the Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 5:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.
     “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.
     “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6(d)(i)(A) and 6(d)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Corporation or issuable upon conversion of the Series A 8% Preferred.
     “Conversion Amount” means the Stated Value as it may be adjusted from time to time pursuant to the terms hereof.
     “Conversion Price” shall mean the conversion price per share of Common Stock into which the Series A 8% Preferred is convertible, as such conversion price may be adjusted pursuant to the provisions hereof. The initial Conversion Price is Five Dollars and No/100 Cents ($5.00).
     “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
     “Excluded Securities” means any Common Stock issued or deemed to be issued in accordance with Section 6(d) hereof by the Corporation: (A) in connection with an Approved Share Plan; (B) upon issuance of shares of the Series A 8% Preferred or Dividend Shares or, upon conversion of the Series A 8% Preferred or upon exercise of the Warrants; (C) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended after the date immediately preceding the Subscription Date; (D) in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital; and (E) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Corporation for which adjustment is made pursuant to Section 6(d).
     “Junior Securities” means any capital stock of the Corporation issued after the Original Issue Date and any other series of stock issued by the Corporation ranking junior as to the Series A 8% Preferred upon liquidation, dissolution or winding up of the Corporation.

     “Market” shall mean the any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board.
     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
     “Original Issue Date” shall mean the date on which shares of the Series A 8% Preferred are first issued.
     “Original Holders” shall mean the person or persons to whom shares of the Series A 8% Preferred are issued on the Original Issue Date and, as long as there is a direct chain of ownership by such persons or persons and their Affiliates, any Affiliate of such person or persons to whom shares of the Series A 8% Preferred are transferred.
     “Parity Security” means any class or series of stock issued by the Corporation ranking on a parity with the Series A 8% Preferred upon liquidation, dissolution or winding up of the Corporation.
     “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.
     “Registration Rights Agreement” means that certain registration rights agreement by and among the Corporation and the initial Holders of the Series A 8% Preferred relating to the filing of a registration statement covering the resale of the Common Stock issuable upon conversion of the Series A 8% Preferred, Common Stock issuable upon exercise of the Warrants and the Dividend Shares, as such agreement may be amended from time to time as provided in such agreement.
     “Required Holders” means the Holders of shares of Series A 8% Preferred representing at least a majority of the aggregate shares of Series A 8% Preferred then outstanding.
     “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.
     “Senior Securities” means any class or series of stock issued and outstanding after the Original Issue Date by the Corporation ranking senior to the Series A 8% Preferred upon liquidation, dissolution or winding up of the Corporation.
     “Subscription Date” means March 9, 2007.
     “Trading Day” means any day on which the shares of Common Stock are traded on a Market; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 5:00:00 p.m., New York Time).
     “Underlying Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Series A 8% Preferred.
     “Warrants” means the warrants to purchase shares of Common Stock issued by the Corporation pursuant to the Securities Purchase Agreement, and shall include all Warrants issued in exchange thereof or replacement thereof.
     “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the term “Weighted Average Price” shall be being substituted for the term “Closing Bid Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.
     Section 3. Dividends and Distributions.
     (a) The holders of shares of the Series A 8% Preferred (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at an annual rate of eight percent (8%) (the “Dividend Rate”)of the Stated Value, as adjusted pursuant to Section 3(c). Such dividends on shares of Series A 8% Preferred shall be cumulative from the date such shares are issued, whether or not in any period there shall be funds of the Corporation legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when, as and if declared by the Board of Directors, on March 31, June 30, September 30 and December 31 in each year (each a “Dividend Payment Date”) or if such date is not a Business Day, then on the Business Day immediately following such Dividend Payment Date, commencing June 30, 2007. Except for the dividend payable on June 30, 2007 (which dividend shall cover the period from the Original Issue Date through June 30, 2007, inclusive), the amount of each dividend for any full quarter shall be Twenty and No/100 Dollars ($20) per share. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends.
     (b) Dividends shall be calculated for the period from the Original Issue Date through June 30, 2007 and for any period that is not a full quarter on the basis of the time elapsed from and including the date immediately following the most recent Dividend Payment Date (or, in the case of the dividend payable on June 30, 2007, from and including the Original Issue Date) to and including the final distribution date relating to conversion or to a dissolution, liquidation or winding up of the Corporation (or, in the case of the dividend payable on June 30, 2007, to and including June 30, 2007). Dividends payable on the shares of Series A 8% Preferred for the period from the Original Issue Date through June 30, 2007 and for any period that is not a full quarter shall be calculated at the Dividend Rate on the basis of a 365-day or 366-day, as appropriate, year.
     (c) (i) Any dividend payment or payments on the Series A 8% Preferred which are in arrears shall accrue and, in the event dividends on shares of the Series A 8% Preferred have not been paid for two consecutive quarters, for each such accrued and unpaid dividend payment from and including the second consecutive Dividend Payment Date on which no dividend payment is made to and including the date on which such dividend payment in arrears is paid, shall be added to the Stated Value (such additional portion of the adjusted Stated Value, the “Added Stated Value”), and thereafter shall no longer be considered accrued dividends. The Dividend Rate with respect of the Added Stated Value portion of the total Stated Value shall be adjusted to 10% per annum (the “Added Stated Value Dividend Rate”).
     (ii) If the Corporation fails to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement), other than a failure to pay a dividend (which shall be governed by Section 3(c)(i)), then, following a grace period of thirty (30) days of being notified by the Holder of such failure to pay, the Dividend Rate shall be increased to 10% until such failure is cured.
     (d) Dividends payable on each Dividend Payment Date shall be paid to record Holders of the shares of Series A 8% Preferred as they appear on the books of the Corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such Dividend Payment Date. Dividends payable to Original Holders shall be paid by the Corporation by wire transfer in same-day funds to one account to be designated in writing by the

Original Holders to the Corporation at least three days prior to any Dividend Payment Date, or by such other means mutually agreed upon by the parties.
     (e) So long as any shares of Series A 8% Preferred are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of the Series A 8% Preferred shall have been paid or set apart for payment for all past dividend periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the then current dividend period with respect to the Series A 8% Preferred.
     (f) Such dividends shall be payable, at the option of the Corporation, on any Dividend Payment Date, in (i) cash or (ii) shares of Common Stock (“Dividend Shares”). Dividends payable in Dividend Shares shall be paid by calculating the cash dividend that is due on the Dividend Payment Date, dividing such amount by the 10-Day Average Price per share of Common Stock and multiplying such result by 115% (the Corporation shall round such shares to the nearest whole share). The Dividend Shares shall be transferable only in compliance with the provisions of the Securities Act and applicable state securities laws. If any dividends are to be issued in shares of Common Stock on a Dividend Payment Date, then the Corporation shall within two (2) Business Days of the applicable Dividend Payment Date, (X) provided that the Corporation’s designated transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.
     The stock certificate or certificates for Common Stock so delivered shall be endorsed with a legend in the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

     Section 4. Certain Covenants and Restrictions.
     (a) So long as any shares of Series A 8% Preferred are outstanding;
     (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A 8% Preferred such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A 8% Preferred, and all other securities and instruments convertible into shares of Common Stock and the payment of Dividend Shares, and shall take all action necessary to increase the authorized number of shares of Common Stock necessary to permit the conversion of all such shares of Series A 8% Preferred and all other securities and instruments convertible into shares of Common Stock and the payment of Dividend Shares.
     (ii) The Corporation represents, warrants and agrees that all shares of Common Stock that may be issued upon exercise of the conversion rights of shares of Series A 8% Preferred and any Dividend Shares will, upon issuance, be fully-paid and nonassessable.
     (iii) The Corporation shall pay all taxes and other governmental charges (other than any income or franchise taxes) that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of Series A 8% Preferred and any Dividend Shares as provided herein. The Corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered Holder of the shares of the Series A 8% Preferred surrendered in connection with the conversion thereof, and in such case the Corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid, or it has been established to the Corporation’s reasonable satisfaction that no tax or other charge is due.
     Section 5. Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the Holders of the shares of Series A 8% Preferred shall be entitled to receive an amount equal to the Stated Value, as adjusted pursuant to Section 3(c), multiplied by the number of shares of Series A 8% Preferred held by them, plus all cumulative dividends (whether or not declared) that are accrued and unpaid thereon. To the extent the available assets are insufficient to fully satisfy such amounts, then the Holders of the Series A 8% Preferred shall share ratably in such distribution in the proportion that the number of each Holder’s Series A 8% Preferred Shares bears to the total number of shares of Series A 8% Preferred outstanding. No further payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the Holders of the shares of Series A 8% Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the Holders of the shares of Series A 8% Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full amounts to which the Holders of all outstanding shares of Series A 8% Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution. For purposes of this Section, neither a consolidation or merger of the Corporation with one or more partnerships, corporations or other entities nor a sale, lease, exchange or transfer of all or any substantial part of the Corporation’s assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.
     (b) After the payment of all amounts owing to the holders of stock ranking prior to the Common Stock, the holders of Common Stock shall share ratably in the distribution of the remaining available assets of the Corporation in the proportion that each holder’s shares bear to the total number of shares of Common Stock outstanding.
     (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given, not less than 15 days prior to any payment date stated therein, to the Holders of record of the shares of Series A 8% Preferred in accordance with Section 12 hereof.

     Section 6. Conversion Rights. The outstanding shares of Series A 8% Preferred are subject to conversion in accordance with the following provisions:
     (a) At the option of the Holder, each share of Series A 8% Preferred shall be convertible at any time into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest one-hundredth (1/100) of a share) obtained by dividing the Stated Value, as adjusted pursuant to Section 3(c), by the Conversion Price in effect at such time (the “Conversion Rate”).
     (b) Each share of this Series A 8% Preferred may be converted, in whole or in part, at the option of the Corporation, at any time all of the following conditions are satisfied: (i) two years have elapsed from the Original Issue Date, (ii) the 10-Day Average Price per share of the Common Stock is greater than or equal to seven dollars and fifty cents ($7.50) (as adjusted for splits, recapitalization and the like), (iii) the average daily trading volume for the shares of Common Stock over the same 10 day period referenced in (ii) above equals or exceeds 10,000 shares and (iv) all of the Underlying Shares have been registered for resale pursuant to the Securities Act of 1933, as amended.
     Upon the happening of (i), (ii), (iii) and (iv), the Corporation may provide notice (the “Conversion Notice”) to the Holder of the Series A 8% Preferred at any time within seven (7) business days after the occurrence of such events indicating the Corporation’s desire to have the Series A 8% Preferred converted. Each share of Series A 8% Preferred so converted shall be convertible at any time into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest one-hundredth (1/100) of a share) obtained by dividing the Stated Value, as adjusted pursuant to Section 3(c), by the Conversion Price in effect at such time.
     (c) In case at any time the Corporation shall (i) subdivide the outstanding shares of Common Stock into a greater number of shares, (ii) combine the outstanding shares of Common Stock into a smaller number of shares or (iii) pay a dividend in Common Stock on its outstanding shares of Common Stock, then the Conversion Price in effect immediately prior thereto shall be multiplied by the fraction obtained:
     by dividing
(X), which is the numerator equal to the total number of issued and outstanding shares of Common Stock immediately prior to the effectiveness of such action by the Corporation, by
(Y), which is the denominator that equals the actual total number of issued and outstanding shares of Common Stock immediately after such effectiveness.
Such adjustment shall become effective immediately after the effective date of a subdivision, combination or stock dividend. In the event of a consolidation or merger of the Corporation with or into another corporation or entity as a result of which a greater or lesser number of shares of common stock of the surviving corporation or entity are issuable to holders of capital stock of the Corporation in respect of the number of shares of its capital stock outstanding immediately prior to such consolidation or merger, then the Conversion Price in effect immediately prior to such consolidation or merger shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of capital stock of the Corporation. The Corporation shall not effect any such consolidation or merger unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger shall expressly assume, by written instrument executed and delivered (and satisfactory in form) to the Series A 8% Preferred Holders, (i) the obligation to deliver to such Holders such stock as, in accordance with the foregoing provisions, such Holders may be entitled to purchase and (ii) all other obligations of the Corporation hereunder.

     (d) Adjustment of Conversion Price upon Issuance of Common Stock. (i) If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Section 6(d) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 6(d)(i), the following shall be applicable:
     (1) Issuance of Options. If the Corporation in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(d)(i)(1), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.
     (2) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 6(d)(i)(2), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(d)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
     (3) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(d)(i)(3), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
     (4) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Corporation and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.
     (ii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 6(d) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features, other than Excluded Securities), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6(d).
     (e) In the event that the Corporation proposes to take any action specified in this Section 6 which requires any adjustment of the Conversion Price, then and in each such case the Corporation shall at least 30 days prior to any such event, and within five business days after it has knowledge of any such pending transaction, provide to the Series A 8% Preferred Holders written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such consolidation or merger. Such notice shall also specify, as applicable, the date on which the holders of capital stock shall be entitled thereto or the date on which the holders of capital stock shall be entitled to exchange their stock for securities deliverable upon such consolidation or merger, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended, or to a favorable vote of security holders, if either is required. Furthermore, any notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares obtainable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     (f) The conversion of any share of Series A 8% Preferred may be effected by the Holder thereof by the surrender of the certificate or certificates therefor, duly endorsed, at the principal offices of the Corporation or to such agent or agents of the Corporation as may be designated by the Board of Directors and by giving written notice to the Corporation that such Holder elects to convert the same.
     (g) After the surrender of shares of Series A 8% Preferred for conversion, the Corporation shall (i) as promptly as practicable issue and deliver or cause to be issued and delivered to the Holder of such shares certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series A 8% Preferred have been converted in accordance with the provisions of this Section, and either (A) provided the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, crediting such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issuing and delivering to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, and (ii) within two business days pay to the Holder of such shares all accrued and unpaid dividends (whether or not earned or declared) to the date of such surrender. Subject to the following provisions of this Section, such conversion shall be deemed to have been made as of the close of business on the date on which the shares of Series A 8% Preferred shall have been surrendered for conversion in the manner herein provided, so that the rights of the Holder of the shares of Series A 8% Preferred so surrendered shall cease at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation are closed shall be deemed to have been made, and shall be effective to terminate the rights of the Holder or Holders of the shares of Series A 8% Preferred so surrendered for conversion and to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open.
     (h) Corporation’s Failure to Timely Deliver Securities. If within three (3) Trading Days after the Corporation’s receipt of the facsimile copy of a conversion notice the Corporation shall fail to transfer the Conversion Shares to the Holder, and if on or after such third Trading Day the Holder is required to purchase (in an open market transaction or otherwise) shares of Common Stock in order to deliver in satisfaction of a sale initiated by the Holder in anticipation of receiving from the Corporation the shares of Common Stock issuable upon such conversion (a “Buy-In”), then the Corporation shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such Conversion Shares resulting from such conversion shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the date of exercise. Nothing herein shall limit the holder’s right to pursue actual damages for the Corporation’s failure to maintain a sufficient number of authorized shares of Common Stock or to otherwise issue shares of Common Stock upon conversion of the Series A 8% Preferred in accordance with the terms hereof, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the foregoing, the Corporation shall have no obligations to deliver Conversion Shares or to pay any Buy-In Price under this Section 6(h) if the Corporation has timely delivered in good faith a bonafide objection to such conversion notice.
     (i) The Corporation shall not be required to issue fractional shares of stock upon the conversion of the Series A 8% Preferred. As to any final fraction of a share which the Holder of one or more shares of Series A 8% Preferred would otherwise be entitled to receive upon conversion, the Corporation shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the Conversion Price on the day of conversion.
     (j) In case the Corporation shall be a party to any transaction (including without limitation, a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a “Fundamental Change Transaction”), then the shares of Series A 8% Preferred remaining outstanding will thereafter no longer be subject to conversion into Common Stock pursuant to this Section, but instead each share shall be convertible into the kind and amount of stock and other securities and property receivable (including cash) upon the consummation of such Fundamental Change Transaction by a holder of that number of shares of Common Stock into which one share of Series A 8% Preferred was convertible immediately prior to such Fundamental Change Transaction (including an immediate adjustment of the Conversion Price if by reason of or in connection with such merger, consolidation, statutory share exchange, sale or recapitalization any securities are issued or event occurs which would, under the terms hereof, require an adjustment of the Conversion Price), assuming such Holder of Series A 8%

Preferred has failed to elect to have all or a part of such Holder’s shares redeemed or otherwise acquired. The provisions of this paragraph shall similarly apply to successive Fundamental Change Transactions.
     (k) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Price, the Corporation shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within three (3) Business Days of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Price within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within ten (10) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Corporation and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Price to the Corporation’s independent, outside accountant. The Corporation shall cause, at the Corporation ‘s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.
     Section 7. Optional Redemption by the Corporation.
     Subject to the terms hereof, the Corporation may at its option, so long as it has sufficient funds legally available therefore, elect to redeem, in whole or in part, the outstanding shares of Series A 8% Preferred at any time after the fifth anniversary of the Original Issue Date at the redemption price per share of 100.00% of the Stated Value, as adjusted pursuant to Section 3(c), plus an amount equal to accrued and unpaid dividends, if any, to the date fixed for redemption, whether or not earned or declared. The Redemption Price shall be paid in cash from any source of funds legally available therefore.
     Not less than 30 nor more than 60 days prior to the date fixed for any redemption of any shares of Series A 8% Preferred, a notice specifying the time (the “Redemption Date”) and place of such redemption and the number of shares to be redeemed shall be given in accordance with Section 12 hereof to the Holders of record of the shares of Series A 8% Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation (but no failure to mail such notice or any defect therein shall affect the validity of the proceedings for redemption except as to the Holder to whom the Corporation has failed to mail such notice or except as to the Holder whose notice was defective), calling upon each such Holder of record to surrender to the Corporation on the Redemption Date at the place designated in such notice such Holder’s certificate or certificates representing the then outstanding shares of Series A 8% Preferred held by such Holder being redeemed by the Corporation. On or after the Redemption Date, each Holder of shares of Series A 8% Preferred called for redemption shall surrender such Holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price, provided, that at any time prior to the Redemption Date a Holder may exercise its option to convert its shares of Series A 8% Preferred pursuant to Section 6(c). From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Holders of Series A 8% Preferred designated for redemption (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
Section 8. Redemption at Option of Holders.
     (a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:
     (i) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;
     (ii) the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action; or
     (iii) the Corporation fails to complete the Channel Refinery Acquisition by May 15, 2007 or such later date as may mutually agreed by the Corporation and the Buyers in connection with such Acquisition.
     (b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Corporation to redeem all or a portion of such Holder’s shares of Series A 8% Preferred at a price per Preferred Share equal to (i) in the case of a Triggering Event pursuant to Section 8(a)(i) or 8(a)(ii), 115% of, and (ii) in the case of a Triggering Event pursuant to Section 8(a)(iii), 101% of, the greater of (x) the Stated Value, as adjusted pursuant to Section 3(c), and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event, in the case of each of clauses (x) and (y) above, plus any accrued but unpaid dividends per Preferred Share (the “Redemption Price”).
     (c) Mechanics of Redemption at Option of Buyer. Within two (2) Business Days after the occurrence of a qualifying Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder, provided that in the event of a Triggering Event pursuant to Section 8(a)(iii), such Notice of Triggering Event shall be delivered within 90 days of the date of such Triggering Event. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of shares of Series A 8% Preferred then outstanding may require the Corporation to redeem up to all of such Holder’s shares of Series A 8% Preferred by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Corporation, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A 8% Preferred that such Holder is electing to redeem and a description of the facts relating to the Triggering Event pursuant to which the Holder is electing to redeem the shares of Series A 8% Preferred.
     (d) Payment of Redemption Price. Upon the Corporation’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Corporation shall promptly notify each Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section[3(d)(vi)], a Holder’s Certificates for the Series A 8% Preferred shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series A 8% Preferred by the Corporation, such redemptions shall be deemed to be voluntary prepayments. If the Corporation is unable to redeem all of the shares of Series D Preferred Stock submitted for redemption, the Corporation shall (i) redeem a pro rata amount from each Holder based on the number of shares of Series A 8% Preferred submitted for redemption by such Holder relative to the total number of shares of Series A 8% Preferred submitted for redemption by all Holders and (ii) in addition to any remedy such

Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 2.0% per month (prorated for partial months) in respect of each unredeemed shares of Series A 8% Preferred tendered for redemption until paid in full. The Holders and Corporation agree that in the event of the Corporation’s inability to redeem any shares of Series A 8% Preferred tendered for redemption under this Section 8, the Holders’ damages resulting therefrom would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.
     (e) Void Redemption. In the event that the Corporation does not pay the Redemption Price within the time period set forth in Section 8(d), at any time thereafter and until the Corporation pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the shares of Series A 8% Preferred that were submitted for redemption by such Holder under this Section 8 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Optional Redemption Notice”). Upon the Corporation’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those shares of Series A 8% Preferred subject to the Void Optional Redemption Notice, (ii) the Corporation shall immediately return any shares of Series A 8% Preferred subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned shares of Series A 8% Preferred shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Corporation and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice is delivered to the Corporation.
     (f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 8 of less than all of the shares of Series A 8% Preferred represented by a particular Certificate, the Corporation shall promptly cause to be issued and delivered to the Holder of such shares of Series A 8% Preferred a Certificate representing the remaining shares of Series A 8% Preferred which have not been redeemed, if necessary.
     Section 9. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series A 8% Preferred (without taking into account any limitations or restrictions on the convertibility of the shares of Series A 8% Preferred) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
     Section 10. Limitation on Beneficial Ownership. The Corporation shall not effect and shall have no obligation to effect any conversion of shares of Series A 8% Preferred, and no Holder shall have the right to convert any shares of Series A 8% Preferred, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of shares of Series A 8% Preferred or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, other than with respect to a conversion at the option of the Corporation pursuant to Section 6(b). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series A 8% Preferred that are subject to a pending conversion notice for which the determination of whether the Maximum Percentage had been exceeded is being determined, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of any remaining, nonconverted shares of Series A 8% Preferred beneficially owned by such Person or any of its affiliates not subject to a pending conversion notice and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants) beneficially owned by such Person or any of its affiliates that are similarly subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 10. Except as set forth in the preceding sentence, for purposes of this Section 10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 10, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or its Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Corporation shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to all conversions of shares of Series A 8% Preferred by such Holder and its affiliates that had occurred since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.
     Section 11. Reacquired Shares. Any shares of Series A 8% Preferred repurchased, redeemed, converted or otherwise acquired by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series.
     Section 12. Voting Rights.
     (a) Except as otherwise provided in this Section or required by law or any provision of the Certificate of Incorporation of the Corporation, and subject to any shareholder and voting or similar agreement existing now or hereinafter entered into by any Original Holder and the Corporation, the Holders shall vote together with the shares of Common Stock as a single class at any annual or special meeting of shareholders of the Corporation, and each Holder shall be entitled to that number of votes equal to the number of shares of Common Stock into which the shares of Series A 8% Preferred held by such Holder on the record date fixed for such meeting are convertible.
     (b) The Corporation shall not, without the affirmative vote or consent of at least a simple majority of the shares of Series A 8% Preferred voting together as a separate class:
     (i) amend, repeal or change any of the provisions of the Certificate of Incorporation of the Corporation in any way which would materially and adversely affect the rights or preferences of the Series A 8% Preferred (including the Certificate of Designations relating to the Series A 8% Preferred) as a class; or
     (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock of Senior Securities or Parity Securities, or any security convertible into or exchangeable for Senior Securities or Parity Securities or reclassify or modify any Junior Securities so as to become Parity Securities or Senior Securities.
     Section 13. Ranking. For purposes of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, (i) the Junior Securities shall rank junior to the Series A 8% Preferred and (ii) the Parity Securities shall rank on a parity with the Series A 8% Preferred.
     Section 14. Participation. The Holders shall, as Holders of Series A 8% Preferred, be entitled to such dividends paid and distributions made to the holders of Common Stock (other than a dividend or distribution of Common

Stock, in which case Section 6(c)(iii) shall apply) to the same extent as if such Holders had converted the Series A 8% Preferred into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.
     Section 15. Record Holders. The Corporation may deem and treat the record Holder of any shares of Series A 8% Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Certificates representing the shares of Series A 8% Preferred, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Certificate(s), the Corporation shall execute and deliver new Certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Certificates if the Holder contemporaneously requests the Corporation to convert such shares of Series A 8% Preferred into Common Stock.
     Section 16. Notice. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: if to the Corporation, to its principal executive offices or to any agent of the Corporation designated as permitted hereby; or if to a Holder of the Series A 8% Preferred, to such Holder at the address or telecopy of such Holder of the Series A 8% Preferred as listed in the stock record books of the Corporation, or to such other address or telecopy as the Corporation or Holder, as the case may be, shall have designated by notice similarly given. Notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time shall be deemed received on the next business day.
     Section 17. Successors and Transferees. Except as otherwise expressly provided herein, and subject to any shareholder and voting or similar agreement entered into by any Original Holders and the Corporation, the provisions applicable to shares of Series A 8% Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record Holder of shares of Series A 8% Preferred.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, GreenHunter Energy, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Michael K. Studer, its President and Morgan F. Johnston, its Secretary, this 9th day of March, 2007.

Michael K. Studer President

Morgan F. Johnston Secretary
State of Texas County of	) ) )
     This instrument was acknowledged before me on March 9, 2007, by Michael K. Studer of GREENHUNTER ENERGY, INC., a Delaware corporation, on behalf of said corporation.

Notary Public, State of Texas

(printed name)
My Commission Expires: